Exhibit (a)(34)
GUARANTEE
     GUARANTEE dated as of January 21, 2008 by Roche Holding Ltd, a joint stock company organized under the laws of Switzerland (the “Guarantor”), for the benefit of Ventana Medical Systems, Inc. (the “Beneficiary”).
W I T N E S S E T H :
     WHEREAS, Roche Holdings, Inc., a Delaware corporation (the “Obligor”) is an indirect wholly-owned subsidiary of Guarantor; and
     WHEREAS, the Obligor has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 21, 2008 among Beneficiary, Obligor and Rocket Acquisition Corporation (the “Merger Subsidiary”);
     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:
     1. The Guarantee, etc. The Guarantor hereby unconditionally and irrevocably guarantees the full and punctual performance and discharge of Obligor’s payment and performance obligations, including the obligation to cause the Merger Subsidiary to perform its obligations, under the Merger Agreement (each a “Guaranteed Obligation”). The Guaranteed Obligations include, without limitation, an unconditional guarantee of payment and not of collectability.
     2. Guarantee Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Obligor under the Merger Agreement, by operation of law or otherwise;
     (b) any modification or amendment of or supplement to the Merger Agreement;
     (c) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Obligor;
     (d) any change in the corporate existence, structure or ownership of the Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Obligor or its assets or any resulting release or discharge of any obligation of the Obligor contained in the Merger Agreement; or
     (e) any other act or omission to act or delay of any kind by the Obligor, the Beneficiary or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.
     3. Discharge Only Upon Satisfaction in Full. The Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been performed in full. In the event that any payment to the Beneficiary in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Obligor or any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations hereunder including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Beneficiary against any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, whether such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Obligor or any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case unless and until all of the Guaranteed Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence, such amount shall be received and held in trust for the benefit of the Beneficiary, and shall forthwith be paid or delivered to the Beneficiary in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the amounts payable under this Guarantee.
     4. Waivers by the Guarantor. The Guarantor irrevocably waives all defenses, including, without limitation, suretyship defenses, and any requirement that at any time any action be taken by any person or entity against the Obligor, the Guarantor or any other person or entity.
     5. Representations and Warranties. The Guarantor represents and warrants to the Beneficiary that:
     (a) the Guarantor is duly organized and validly existing under the laws of the jurisdiction of its organization;

     (b) the execution, delivery and performance by the Guarantor of this Guarantee are within the Guarantor’s corporate powers and have been duly authorized by all necessary corporate action;
     (c) this Guarantee has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
     (d) the execution, delivery and performance of this Guarantee (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any order of any court or governmental authority, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or any of its properties or give rise to a right thereunder to require the Guarantor to make any payment;
     (e) there are no actions, suits or proceedings by or before any arbitrator or court or other governmental authority pending against or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a material adverse effect on the assets, operations or condition, financial or otherwise, of the Guarantor or the ability of the Guarantor to perform its obligations under this Guarantee; and
     (f) the audited consolidated balance sheet of the Obligor as of December 31, 2006 and the related statements of income, cash flows, recognized income and expense and changes in equity for the fiscal year then ended, together with the notes thereto, fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Obligor as of December 31, 2006 and for the year then ended.
     6. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including, without limitation, facsimile transmission) and shall be given, as follows:

     (i) if to the Guarantor, to it at:
Roche Holding Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention: General Counsel
Facsimile No.: +41 61 688 3196
     with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Christopher Mayer
                  Marc O. Williams
Facsimile No.: (212) 450-3800
     (ii) if to the Obligor, to it at:
Roche Holdings, Inc.
1220 N. Market St., Suite #334
Wilmington, DE 19801-2535
Attention: Carol Fiederlein, Secretary
Facsimile No.: (302) 425 4713
     with a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Christopher Mayer
                  Marc O. Williams
Facsimile No.: (212) 450-3800
     (iii) if to the Beneficiary, to it at:
Ventana Medical Systems, Inc.
1910 E. Innovation Park Drive
Tucson, Arizona 85755
Attention: Chief Executive Officer
                    General Counsel
Facsimile No.: (520) 229-4204

     with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Thomas A. Cole
                    Frederick C. Lowinger
                    Michael A. Gordon
                    Robert L. Verigan
Facsimile No.: (312) 853-7036
     and with a copy to:
Snell & Wilmer LLP
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004
Attention: Daniel M. Mahoney
Facsimile No.: (602) 382-6070
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
     7. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
     8. No Waiver. No failure or delay by the Beneficiary in exercising any right, power or privilege under this Guarantee or the Merger Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     9. Amendments and Waivers. Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Beneficiary and the Guarantor.
     10. Successors and Assigns. This Guarantee shall be binding upon the Guarantor and its successors and permitted assigns, for the benefit of the Beneficiary and its successors and assigns. The Guarantor may not assign its rights, duties or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Beneficiary.
     11. Governing Law. This Guarantee shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     12. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Guarantee or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding against any party other than a party having its registered office in Switzerland may be served anywhere in the world, whether within or without the jurisdiction of any such court. Process in any such suit, action or proceeding against any party having its registered office in Switzerland shall be made in accordance with the provisions of the Hague Convention of 15 November 1965 on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters. Without limiting the foregoing, each party agrees that service of process as provided in Section 6 on a party not having its registered office in Switzerland shall be deemed effective service of process on such party.
     13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     14. Expenses. The Guarantor agrees to pay all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of the Beneficiary’s counsel) incurred by the Beneficiary in connection with the successful enforcement of the rights of the Beneficiary hereunder.
* * * * *

ROCHE HOLDING LTD
By:	/s/ Steve Krognes
	Name:	Steve Krognes
	Title:	Authorized Signatory

By:	/s/ Beat Kraehenmann
	Name:	Beat Kraehenmann
	Title:	Authorized Signatory

Agreed to and accepted by: VENTANA MEDICAL SYSTEMS, INC.
By:	/s/ Christopher M. Gleeson
	Name:	Christopher M. Gleeson
	Title:	President and Chief Executive Officer